EX-2.1
                            STOCK PURCHASE AGREEMENT


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                                    SCHEDULES


Schedule 2.2         -   Premia Options
Schedule 2.10        -   Real and Personal Property
Schedule 2.11        -   Intellectual Property
Schedule 2.12        -   Systems and Software
Schedule 2.13        -   Insurance Policies
Schedule 2.14        -   Tax Matters
Schedule 2.15(a)     -   Premia Employment Agreements
Schedule 2.15(b)     -   Premia Employment Benefit Plans
Schedule 2.16(a)     -   Premia Business Related Contracts
Schedule 2.16(b)     -   Premia Business Matters
Schedule 2.17        -   Certain Other Contracts of Premia
Schedule 2.18(a)     -   Premia Customers/Suppliers
Schedule 2.18(b)     -   Adverse Customer/Supplier Matters
Schedule 2.19        -   Consents and Approvals
Schedule 2.20        -   Affiliated Transactions
Schedule 2.29        -   Premia Conduct of Business

                                    EXHIBITS

Exhibit 1.4              Escrow Agreement
Exhibit 1.6(a)           Form of Certificate of Incorporation of Premia
                        (post closing)
Exhibit 1.6(b)           Form of Bylaws of Premia (post closing)

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                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT dated as of March 8, 2000 (the "Agreement"), by and among STARBASE CORPORATION, a Delaware corporation ("StarBase"); PREMIA CORPORATION, an Oregon corporation ("Premia") and DONALD KINZER, ERIC JOHNSON, and DOUGLAS ROOT (collectively, the "Sellers").

                              W I T N E S S E T H :

                  WHEREAS, Premia is engaged in the business of developing, publishing, marketing and supporting software tools for professional software development (the "Business");

                  WHEREAS, the Sellers own all of the issued and outstanding capital stock (the "Stock") of Premia;

                  WHEREAS, it is intended that this transaction will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and

                  WHEREAS, Sellers desire to sell, and StarBase desires to purchase, the Stock on the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

            1. PURCHASE AND SALE OF STOCK.

               1.1 Transfer of the Stock by the Sellers. Subject to the terms and conditions of this Agreement, the Sellers agree to sell, assign and transfer good and valid title and interest in and to the Stock free and clear of any charge, encumbrance, security interest, lien, pledge, or similar restriction, whether imposed by agreement, understanding, law, equity or otherwise ("Encumbrances"), and to deliver the certificates representing the Stock, to StarBase at the Closing. The certificates shall be properly endorsed for transfer to, or accompanied by a duly executed stock power in favor of, StarBase.

               1.2 Purchase of the Stock by StarBase. Subject to the terms and conditions of this Agreement, StarBase agrees to purchase all of the right, title and interest in and to the Stock from the Sellers and to deliver to the Sellers the Purchase Price at the Closing. The "Purchase Price" shall be One Million Eight Hundred Sixty Nine Thousand One Hundred Fifty Nine (1,869,159) unregistered shares of StarBase common stock (the "StarBase Common Stock").

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               1.3 Closing. The purchase and sale of the Stock shall take place at the offices of StarBase on March 8, 2000 (which time and place are designated as the "Closing").

               1.4 Escrow. Ten percent (10%) of the shares of StarBase Common Stock constituting the Purchase Price (the "Indemnity Escrow Shares") shall be held in escrow as collateral for the indemnification obligations of the Sellers pursuant to this Agreement and the provisions of an escrow agreement ("Escrow Agreement") in the form attached hereto as Exhibit 1.4. The Indemnity Escrow Shares shall be withheld from the shares of StarBase Common Stock to be delivered to the Sellers at the Closing, as provided for in the Escrow Agreement. The Indemnity Escrow shares shall be returned to the Sellers,minus amounts to cover claims, upon the termination of the indemnification period set forth in Section 6.1 below.

               1.5 Assumption of Premia Plan.

                  (a) StarBase shall assume the Premia 1998 Stock Option Plan (the "Premia Plan"), effective as of the Closing. Each unexpired and unexercised option to purchase shares of Premia common stock (a "Premia Option") granted under the stock option plans of Premia outstanding immediately prior to the Closing shall be maintained as an option under the Premia Plan (an "Assumed Premia Option"). Each Premia Option so assumed by StarBase will continue to have, and be subject to, substantially the same terms and conditions set forth in the documents governing such Premia Option immediately prior to the Closing, except that (i) such Assumed Premia Option will be exercisable for that number of whole shares of common stock equal to the number of shares of Premia common stock that were purchasable under such Assumed Premia Option immediately prior to the Closing multiplied by 1.8654 (the "Exchange Ratio,") rounded down to the nearest whole number of shares of StarBase's Common Stock, and (ii) the per share exercise price for the shares of StarBase's common stock issuable upon exercise of such assumed Premia Option will be equal to the quotient obtained by dividing the exercise price per shares of Premia common stock at which such Premia Option was exercisable immediately prior to the closing by the Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the Premia Options and the documents governing such Premia Options and provided StarBase assumes such Premia Options in accordance with this Agreement, the Sellers represent and warrant that the Closing will not terminate or accelerate any Assumed Premia Option or any right of exercise, vesting or repurchase relating thereto with respect to shares of StarBase common stock acquired upon exercise of such Premia Option, other than the options issued to John Robertson, which vest in accordance with his option agreement.

                  (b) As soon as practicable after the Closing, StarBase shall issue to each holder of an Assumed Premia Option a document evidencing the stock option under the Premia Plan assumed by StarBase within thirty (30) days of the closing date. The right to receive an Assumed Premia Option may not be assigned or transferred, except to the extent the predecessor Premia Option was assignable or transferable. Any attempted assignment contrary to this Section
1.5 shall be null and void.

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               1.6 Certificate of Incorporation; Bylaws, Officers and Directors.

                  (a) The Articles of Incorporation annexed hereto as Exhibit 1.6(a), shall be the Articles of Incorporation of Premia on the Closing Date until thereafter amended as provided by law or such Articles of Incorporation.

                  (b) The By-Laws annexed hereto as Exhibit 1.6(b), shall be the By-Laws of Premia on the Closing Date until thereafter amended as provided by law, the Articles of Incorporation of Premia or the By-Laws.

               1.7 Directors and Officers of Premia. The officers and directors of Premia within five (5) days after the Closing Date, which directors and officers shall serve as such in accordance with applicable law, the Articles of Incorporation and By-Laws of Premia until their resignation, removal or replacement shall be as follows: Bill Stow, director and Chief Executive Officer, Doug Norman, director, Chief Financial Officer and Secretary.

            2. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers jointly and severally represent and warrant to StarBase and Premia that the statements contained in this Section 2 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule accompanying this Agreement and initialed by the parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 2.

               2.1 Organization, Standing and Power. Premia is a corporation duly organized and validly existing under the laws of the state of its incorporation, with full corporate power and authority to own, lease and operate its properties and to carry on the Business, as presently conducted by it. Premia is duly qualified and is in good standing as a foreign corporation in all states or jurisdictions in which the character and location of any of the properties owned or leased by Premia, or the conduct of its Business, makes it necessary for it to qualify to do business as a foreign corporation and where it has not so qualified, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect (as defined in Section 2.5 hereof) on the Business or operations of Premia. Copies of the Articles of Incorporation of Premia and all amendments thereof and the By-laws of Premia, as amended to date, have been made available to StarBase and are complete and correct. Premia's minute books heretofore made available to StarBase contain complete and accurate records of all meetings and other corporate actions of its stockholders and board of directors (including committees of its Board of Directors).

               2.2 Capitalization. The authorized capital stock of Premia consists of 5,000,000 shares of common stock, no par value per share (the "Premia Stock"), of which 1,002,000 shares of Premia Stock are issued and outstanding, as of the date hereof. Except for 145,795 shares of Premia Stock reserved for issuance upon the exercise of the Premia Stock Options, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, puts, plans or other agreements of any character to which Premia is a party or otherwise bound which provide for the acquisition or disposition of any of the Premia Stock or any of the

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securities of Premia. A true and complete list of the holders of all outstanding
Premia Options, and breakdown as between vested and unvested options, the exercise price per share and the terms of such options, as of the date hereof has previously been delivered to StarBase. Except as listed on Schedule 2.2 there are (a) no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Premia to issue or sell any shares of capital stock of or other equity interests in Premia, (b) no outstanding contractual obligations or other commitments or arrangements of Premia to: (i) repurchase, redeem or otherwise acquire any shares of the capital stock of Premia (or any interest therein) or (ii) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, or (iii) issue or distribute to any person any capital stock of Premia, or (iv) issue or distribute to holders of any of the capital stock of Premia any evidences of indebtedness or assets of Premia, and (c) no preemptive rights with regard to the capital stock of Premia, and no right-of-first refusal or similar catch-up rights with regard to such capital stock. All of the outstanding securities of Premia have been issued and sold by Premia in full compliance with applicable federal and state securities laws. All of the outstanding Premia
Stock has been duly and validly issued and is fully paid and nonassessable.

               2.3 Interests in Other Entities. Premia does not: (a) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other entity; (b) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity; or
(c) have any obligation, direct or indirect, present or contingent, (i) to purchase or subscribe for any interest in, advance or loan moneys to, or in any way make investments in, any person or entity, or (ii) to share any profits or capital investments or both from any entity.

               2.4 Authority.

                  (a) The execution and delivery by Premia and Sellers of this Agreement and of all of the agreements to be executed and delivered by it and them pursuant hereto (the "Premia Documents"), the performance by Premia and Sellers of their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by Premia's Board of Directors and no other corporate or other proceedings on the part of Premia or its stockholders, or by Sellers, are necessary to authorize the execution and delivery of this Agreement by Premia and Sellers or the consummation of the transactions contemplated hereby.

                  (b) This Agreement and the Premia documents are the valid and binding obligation of Premia and the Sellers and are enforceable in accordance with their respective terms, subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to, limiting or affecting the enforcement of creditors' rights generally and general principles of equity that may limit the enforceability of the remedies, covenants or other provisions of this Agreement or the Premia Documents and the availability of injunctive relief or other equitable remedies.

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               2.5 Noncontravention. Neither the execution and delivery by
Premia and the Sellers of this Agreement or the Premia Documents pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by Premia of its obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would): (a) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of Premia; or (b) in any manner which would materially affect the ability of Premia to consummate or perform the transactions contemplated hereby or have a material adverse effect on the business, assets, liabilities, properties, results of operations or financial condition of Premia (hereinafter, a "Material Adverse Effect"), (i) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to either Premia or under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Premia is a party or by which Premia may be bound or to which Premia, or the Business may be subject, or require any consent, approval or notice under the terms of any such document or instrument, or (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to Premia, or the Business, or (iii) result in the creation or imposition of any lien, adverse claim, security interest, pledge, mortgage, charge or encumbrance, of any nature whatsoever (a "Lien"), upon any of the properties or assets of Premia; or (c) interfere with or otherwise adversely affect the ability of Premia to carry on the Business after the Effective Date on substantially the same basis as is now conducted; or
(d) require the consent, waiver, approval, authorization, license, certificate or franchise, of or any filing by Premia.

               2.6 Litigation. There are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the knowledge of Sellers, threatened, against or relating to Premia, or the Business. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Premia, the Business or the operation of Premia, which if decided against Premia would have a Material Adverse Effect. There has been no products liability claims made or threatened against Premia.

               2.7 Compliance with Law. To the best of Premia's and each Seller's knowledge, Premia is not engaging in any activity or omitting to take any action as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to Premia, its assets or the Business ("Laws"), which Laws include, but are not limited to, those relating to: the use, storage, handling, transport or disposal of pollutants, contaminants, pesticides, petroleum or petroleum product, asbestos, hazardous or toxic materials or wastes, or any substance, whether solid, liquid or gaseous, that is listed, defined or regulated as a "hazardous substance", "hazardous waste" or "solid waste" or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law (as defined herein), causing or posing a threat to cause contamination or adverse effect to the environment ("Hazardous Substances"); occupational safety and health; business practices and operations; labor practices; employee benefits; and zoning and other land use. For purposes hereof, "Environmental Laws" means all federal, state and local laws, rules, regulations, permits, orders,

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judgments, injunctions and decrees relating to Hazardous Substances applicable to the Business and the facilities of Premia (whether or not owned by them).

               2.8 Financial Statements; SEC Filings; Books and Records.

                  (a) Premia has delivered or made available to StarBase an audited balance sheet at December 31, 1999 and December 31, 1998, and the related audited statements of cash flow and income for the twelve (12) months then ended, and an unaudited balance sheet at January 31, 2000 (collectively, the "Premia Reports").

                  (b) Each of the financial statements contained in the Premia Reports, together with the notes thereto, has been prepared in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis throughout the periods indicated, except as disclosed therein, and each presents fairly the financial condition and position of Premia as at the dates thereof and the results of operations and the cash flow for the periods indicated, except that the unaudited interim financial statements are subject to normal recurring year-end adjustments and do not contain all footnotes required under GAAP.

                  (c) The books and records of Premia are materially complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition, results of operations and cash flow of Premia as set forth in the financial statements contained in the Premia Reports.

               2.9 Accounts Receivables; Inventories. The accounts receivable, net of the allowance for doubtful accounts applicable thereto (which allowance is established on a basis consistent with GAAP) included in the January 31, 2000 Balance Sheet, represent bona fide transactions made in the ordinary course of business of Premia and, in the aggregate, to Premia's knowledge, are collectible in the ordinary course of business consistent with past practices of Premia, subject to applicable reserves. Premia has performed all obligations with respect thereto which it was obligated to perform to the date hereof.

               2.10 Properties. Premia has good and valid title to all of the properties and assets that are necessary for the conduct of the Business free and clear of any and all Liens (including liens for current Taxes (as defined in Section 2.14 hereof)), of any nature whatsoever. All plants, structures and equipment which are utilized in the Business, or are material to the condition (financial or otherwise) of Premia are owned or leased by Premia. Schedule 2.10 sets forth all (1) real property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Premia, or which is subject to a title retention or conditional sales agreement or other security device, and (2) tangible personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Premia .

               2.11 Intellectual Property.

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                  (a) Schedule 2.11 identifies (by a summary description) the
Intellectual Property (as defined below) of Premia which Schedule encompasses:
(i) all United States and foreign patents, trademark and trade name registrations, trademarks and tradenames, brandmarks and brand name registrations, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, owned in whole or in part or used by Premia, and all applications therefor, (ii) all material inventions, discoveries, improvements, processes, formulae, technology, know-how, processes and other intellectual property, proprietary rights and trade secrets relating to the Business and (iii) all licenses and other agreements (the "Licenses") to which Premia is a party or otherwise bound which relate to any of the Intellectual Property or the use thereof by Premia in connection with the Business (collectively, the "Intellectual Property"). No violations of the material terms of any of the aforesaid licenses and/or agreements have occurred. It is understood that the term "Intellectual property" shall not include Systems (as defined below) and that no representations or warranties are made in this
Section 2.11 with respect to Systems.

                  (b) Except as disclosed on Schedule 2.11, (i) Premia owns or is authorized to use in connection with the Business all of the Intellectual Property; (ii) no proceedings have been instituted, are pending, or to the knowledge of Sellers, are threatened which challenge the rights of Premia with respect to the Intellectual Property or its use thereof in connection with the Business and/or the assets and properties of Premia or the validity thereof and, to the knowledge of Sellers, there is no valid basis for any such proceedings;
(iii) Premia's ownership of the Intellectual Property nor its use thereof in connection with the Business and/or the assets and properties of Premia does not violate any Laws, or has at any time infringed upon or violated any rights of others or is being infringed by others; (iv) none of the Intellectual Property, or use thereof by Premia in connection with the Business and/or the assets and properties of Premia is subject to any outstanding order, decree, judgment, stipulation or any Lien except as set forth on Schedule 2.11; and (v) Premia has not granted any license to third parties with regard to the Intellectual Property.

               2.12 Systems and Software. Premia owns or has the right to use pursuant to lease, license, sublicense, agreement, or permission all computer hardware, software and information systems necessary for the operation of the Business as presently conducted (collectively, "Systems"), all of which is listed on Schedule 2.12. Each System owned by Premia immediately prior to the Effective Date will be owned by Premia on identical terms and conditions immediately subsequent to the Effective Date. With respect to each System owned by a third party and used by Premia pursuant to lease, license, sublicense, agreement or permission: (a) the lease, license, sublicense agreement or permission covering the System is legal, valid, binding, enforceable, and in full force and effect with regard to Premia , and with regard to the other party thereto; (b) the lease, license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Effective Date with regard to Premia, and with regard to the other party thereto; (c) Premia nor any party to any such lease, license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, and permit termination, modification or acceleration thereunder; (d) Premia nor any

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party or any such lease, license, sublicense, agreement or permission has repudiated any provision thereof; (e) Premia has not granted any sublicense, sublease or similar right with respect to any such lease, license, sublicense, agreement or permission; (f) Premia's use and continued use by Premia of such System does not and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the Business.

               2.13 Insurance. Annexed hereto as Schedule 2.13 is a complete and correct list and summary description of all material policies of insurance relating to the Business or in which Premia is an insured party, beneficiary or loss payable payee, including without limitation any products liability insurance. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by Premia with respect to any such policy.

               2.14 Tax Matters.

                  (a) Except as set forth in Schedule 2.14:

                     (i) Premia has (A) duly and timely filed or caused to be filed with the appropriate branch, office, department, agency or other instrumentality engaged in the monitoring, collection and enforcement of Taxes (as defined below) (the "Tax Authority") each return, declaration or statement, and any amendment thereto (the "Tax Return") that is required to be filed by or on behalf of the Premia or that includes or relates to Premia's income, sales, assets or business, which Tax Return is true, correct and complete in all material respects, (B) duly and timely paid in full, caused to be paid in full, all Taxes due and payable in respect of all Tax periods up to and including the date of this Agreement, and (C) has properly accrued on the books and records of Premia in accordance with GAAP a provision for the payment of all Taxes due or which will be due or for which Premia otherwise is or may be liable;

                     (ii) Premia has complied in all respects with all applicable material laws relating to the payment, collection or withholding of any Tax, and the remittance thereof to any and all Tax Authorities;

                     (iii) There is no Lien for Taxes upon any of the assets or properties of Premia;

                     (iv) No Tax Return filed by or on behalf of Premia has ever been examined, audited or reviewed by any Tax Authority;

                     (v) No audit, examination, investigation, reassessment or other administrative or court proceeding is pending, proposed, or to the knowledge of Premia, threatened with regard to any Tax or Tax Return or the payment, collection or withholding of any Tax;

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                     (vi) Premia has not received a ruling from any Tax
Authority or signed an agreement with any Tax Authority or has requested a ruling from or an agreement with any Tax Authority, and there is no outstanding subpoena or request for information or documents from any Tax Authority, with respect to any Tax for which Premia is or may be liable or with respect to Premia's income, sales, assets or the Business;

                     (vii) Schedule 2.14 sets forth a list of all jurisdictions (both foreign and domestic) in which any Tax Returns have been filed by or on behalf of Premia, respectively, or with respect to Premia's income, sales, assets or the Business and Premia has provided to StarBase (A) a copy of all Tax Returns for the past five (5) years, and (B) all audit reports, closing agreements, letter rulings, or technical advice memoranda relating to any Tax for which Premia is or may be liable with respect to Premia's income, sales, assets or the Business.

                  (b) For purposes hereof, "Code" or "IRC" shall mean the Internal Revenue Code of 1986, as amended, and "Tax" or "Taxes" shall mean any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature including, without limitation, any net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other tax, customs duty, fee assessment or charge of any kind whatsoever, imposed by any Tax Authority, including any liability therefor as a transferee (including without limitation under section 6901 of the Code or any similar provision of applicable law), as a result of Treasury Regulation ss.1.1502-6 or any similar provision of applicable law, or as a result of any tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

               2.15 Employee Arrangements.

                  (a) Except as disclosed on Schedule 2.15(a), Premia has no outstanding employment agreement with any officer or employee of Premia or any bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, severance, salary continuation, consulting, retirement (including health and life insurance benefits provided after retirement) or pension plan (including Employee Benefit Plans as defined in Section 2.15(b) hereof) or arrangement with or for the benefit of any officer, employee or other person, or for the benefit of any group of officers, employees or other persons. Premia has not made, or entered into any agreement to make, any payment that becomes payable as a result of the consummation of this transaction which would be treated as an "excess parachute payment" as defined in Section 280G of the Code. There are no such agreements, plans or other arrangements entered into with or provided for any independent contractors with whom Premia has a business relationship.

                  (b) Set forth on Schedule 2.15(b) are all of the employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but without regard to whether any such plan is in fact subject to ERISA, that is sponsored, or is being maintained or contributed to, by Premia (the "Employee Benefit Plan").

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None of the Employee Benefit Plans are "multiemployer plans" as defined in
Section 3(37) of ERISA. Premia has furnished or made available or will promptly after the date hereof make available to Subsidiary and StarBase (i) a true and complete copy of the plan document and summary plan description for each Employee Benefit Plan, (ii) a true and complete copy of the most recently filed Form 5500 (including the related schedules) with respect to Employee Benefit Plan for which such form is required to be filed, (iii) a true and complete copy of any trust agreement, insurance contract or other agreement or arrangement serving as source of funding any benefits payable under any Employee Benefit Plan, and (iv) the most recently issued financial statement and actuarial report, if any, for each Employee Benefit Plan. No "prohibited transactions" (as such term is defined in Section 4975 of the IRC, or in Part 4 of Subtitle B of Title I of ERISA) have occurred with respect to any Employee Benefit Plan that could result in the imposition of taxes or penalties. With respect to each of the Employee Benefit Plans that is intended to qualify for favorable income tax treatment under Section 401(a) of the IRC, (x) the Internal Revenue Service ("IRS") has issued a favorable determination letter with respect to such plan;
(y) except as set forth on Schedule 2.15, Premia has furnished StarBase with a copy of the determination letter most recently issued by the IRS with respect to such plan and the application filed with the IRS for such determination letter; and (z) to the knowledge of Premia, no event has occurred from the date of each such favorable determination letter that would adversely effect the tax-qualified status of the plan in question. Each Employee Benefit Plan has been administered in compliance with the applicable requirements of ERISA and the IRC, and in compliance with all other applicable provisions of law. With respect to each Employee Benefit Plan, Premia has not incurred liabilities as a result of the violation of or the failure to comply with any applicable provision of ERISA, the IRC, any other applicable provision of law, or any provision of such plan. None of the Employee Benefit Plans which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA (a "Premia Employee Pension Benefit Plan"), has not incurred an "accumulated funding deficiency," within the meaning of Section 302 of ERISA or Section 412 of the IRC. Premia has not failed to make any contribution to, or to make any payment under, any Employee Benefit Plan that it was required to make pursuant to the terms of the plan or pursuant to applicable law in any amount. No "reportable events," with respect to which a notice must be filed with the Pension Benefit Guaranty Corporation ("PBGC"), has occurred with respect to any Employee Pension Benefit Plan subject to Title IV of the ERISA. No proceedings by the PBGC to terminate any Employee Pension Benefit Plan pursuant to Subtitle C of Title IV of ERISA have been instituted or threatened. Premia (1) has not incurred any liability to the PBGC in connection with any Employee Pension Benefit Plan, including any liability under Section 4069 of ERISA and any penalty imposed under Section 4071 of ERISA, (2) has not terminated any Employee Pension Benefit Plan, or ceased operations at any facility or withdrawn from any Employee Pension Benefit Plan, in a manner that could subject it to liability or any liens under Section 4062, 4063, 4064 or 4068 of ERISA or (3) has no knowledge as to the existence of any state of facts, or as to the occurrence of any transactions, that might reasonably be anticipated to result in any liability of Premia to the PBGC under any other provision of Title IV of ERISA. There is no pending or, to the knowledge of Premia, threatened legal action, proceeding or investigation against or involving any Employee Benefit Plan which could result in liabilities to the Plan or Premia. Except as disclosed on
Schedule 2.15, the present value of accrued benefits of each Employee Benefit that is a defined benefit plan as defined in Section

3(35) of ERISA does not exceed the value of the assets of such plan available to pay such benefits.

                  (c) There are no pending, or to the best of the knowledge of Sellers, threatened, labor negotiations, work stoppages or work slowdowns involving or affecting the Business, and no union representation questions exist, and there are no organizing activities, in respect of any of the employees of Premia.

               2.16 Certain Business Matters and Practices.

                  (a) Except as set forth on Schedule 2.16(a), Premia is not a party to or bound by any material distributorship, dealership, sales agency, franchise or similar agreement which relates to the Business. Premia has not provided any warranties on its respective products and has no greater obligations than to replace the product sold or as is otherwise customary in the industry.

                  (b) A description of (i) the rebate and volume discount practices and obligations of Premia, (ii) the allowance and customer return practices and obligations of Premia, (iii) the co-op advertising and other promotional practices of Premia, (iv) price protection agreements, and (v) return policies and historical return rates, as each of the foregoing relate to the customers and suppliers of Premia, has previously been supplied to StarBase.

               2.17 Certain Contracts.

                  (a) Set forth on Schedule 2.17 is a complete and correct list of all material contracts, commitments, obligations and understandings to which Premia is a party or otherwise bound, except for each of those which (a) was made in the ordinary course of business, and (b) either (i) is terminable by Premia without liability, expense or other obligation in excess of $5,000 on thirty (30) days' notice or less, or (ii) may be anticipated to involve aggregate payments to or by Premia of $5,000 (or the equivalent) or less calculated over the full term thereof, and (c) is not otherwise material to the Business. Except as set forth in the immediately preceding sentence, there are no agreements or arrangements in effect with respect to the Business entered into by Premia with any independent salesperson, distributor, sublicensor or other remarketer or sales organization.

                  (b) Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished or made available by Premia to StarBase, and (i) each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder, and no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of contractual benefits thereunder;
(ii) there has been no threatened cancellations thereof, and (iii) there are no outstanding disputes thereunder.

               2.18 Customers and Suppliers.

                  (a) A complete and correct list, as of January 31, 2000, of
(i) the 10 largest customers of the Business and the amount for which each such customer is invoiced, and (ii) the 10 largest suppliers of the Business and the amount of goods and services purchased from each such supplier has previously been supplied to StarBase.

                  (b) Except as set forth on Schedule 2.18(b), Premia has not received any notice that any of the suppliers or customers listed on Schedule 2.18(a) have any disputes with Premia, or the Business or intend to cease selling or rendering services to, or dealing with, Premia on substantially the same basis as of the date hereof, nor has any information been brought to its attention which might reasonably lead it to believe any such suppliers or customers intend to alter in any material respect the amount of sales or services or the extent of dealings with Premia, or would alter in any material respect the sales or services or dealings in the event of the consummation of the sale under this Agreement. Premia has no information which might reasonably indicate, nor has any information been brought to any of their attention which might reasonably lead any of them to believe, that any supplier of Premia will not be able to fulfill outstanding or currently anticipated purchase orders placed by, or service obligations to, Premia.

               2.19 Approvals/Consents. Except as set forth on Schedule 2.19, no governmental, administrative or third-party consents, permits, appointments, approvals, licenses, certificates or franchises are necessary for the operation of the Business (the "Permits"). All such Permits are in full force and effect and will, remain in full force and effect without the payment of any penalty, the incurrence of any additional debt or liability or the change of any term. No material violations of the terms thereof have heretofore occurred or are known by Premia to exist as of the date hereof. There are no proceedings pending or, to the knowledge of Premia, threatened, or any basis therefor, seeking to cancel, terminate or limit such Permits.

               2.20 Transactions with Affiliated Parties. Schedule 2.20 sets forth a true and complete list and description of all transactions engaged in between Premia and any director, officer, employee, stockholder, partner or agent of Premia, or any of its respective spouses or children, any trust of which any such person is the grantor, trustee or beneficiary, any corporation of which any such person or party is a stockholder, employee, officer or director, or any partnership or other person in which any such person or party owns an interest (each such person, trust, corporation and partnership, an "Affiliated Party"). No Affiliated Party is a party to any agreement, contract or commitment with Premia except as set forth in Schedule 2.20.

               2.21 Purchase Entirely for Own Account. This Agreement is made with each Seller in reliance upon such representation to StarBase, which by such Seller's execution of this Agreement such Seller hereby confirms, that the StarBase's Common Stock to be received by such Seller will be acquired for investment for such Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Seller further represents that such does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of StarBase's Common Stock.

               2.22 Disclosure of Information. Each Seller believes he has received all the information he considers necessary or appropriate for deciding whether to purchase Buyer's Common Stock. Each Seller further represents that he has had an opportunity to ask questions and receive answers from StarBase regarding the terms and conditions of the Stock and the business, properties, prospects and financial condition of StarBase.

               2.23 Investment Experience. Each Seller acknowledges that he is able to fend for himself, can bear the economic risk of his investment, and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in StarBase's Common Stock.

               2.24 Accredited Investor. Each Seller is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

               2.25 Restricted Securities. Each Seller understands that the securities he is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from StarBase in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be sold without registration under the Act only in certain limited circumstances and in accordance with the terms and conditions set forth in the legend described in Section 2.26 below. In this connection such Seller represents that he is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

               2.26 Legends. It is understood that the certificates evidencing StarBase's Common Stock may bear the following legend:

               "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

               2.27 Information as to Premia. None of the representations or warranties made by Sellers in this Agreement or in any agreement executed and delivered by or on behalf of it pursuant hereto contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein contained, in light of the circumstances under which they were made, not misleading.

               2.28 Conduct of the Business Since Balance Sheet Date. Except as previously disclosed to StarBase in writing, since the January 31, 2000 Balance Sheet date:

                  (a) The Business has been conducted only in the ordinary course and consistent with past practice;

                  (b) Premia has not (i) amended its Articles of Incorporation or By-Laws, (ii) changed the number of authorized, issued or outstanding shares of its capital stock, (iii) declared, set aside or paid any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock, (iv) made any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock, or (v) split, combined or reclassified its outstanding shares of capital stock;

                  (c) Premia has not, directly or indirectly, (i) issued, granted, sold or pledged or agreed or proposed to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of the capital stock of Premia, (ii) other than in the ordinary course of business and consistent with past practice, incurred any indebtedness for borrowed money, (iii) waived, released, granted or transferred any rights of material value, except in the ordinary course of business consistent with past practices or (iv) transferred, leased, licensed, sold, mortgaged, pledged, disposed of or encumbered any material assets of Premia other than in the ordinary course of business and consistent with past practice;

                  (d) There has been no change in any of Premia's material personnel or business relationships, including, without limitation, suppliers and customers;

                  (e) Premia has not, directly or indirectly, (i) increased the compensation payable or to become payable by any of them to any of their respective employees, officers or directors, (ii) adopted additional terms or requirements, or made any bonus or unique payment or provision, under any stock option, bonus, profit sharing, pension, retirement, deferred compensation, employment or other payment or employee compensation plan, agreement or arrangement for the benefit of employees of Premia or otherwise, (iii) entered into or amended any employment or severance agreement or arrangement or (iv) made any loan or advance to, or enter into any written contract, lease or commitment with, any officer, director or employee of Premia;

                  (f) Premia has not, directly or indirectly, assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

                  (g) Premia has not made any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers, acquisition or financing of equipment or otherwise, other than in the ordinary course of business, or the purchase of any property or assets of any other individual, firm or corporation;

                  (h) Premia has not entered into, modified or amended in any material respect or take any action to terminate any of its material contracts;

                  (i) Premia has not taken any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

                  (j) Premia has not entered into an agreement or arrangement to do any of the foregoing actions.

            3. REPRESENTATIONS AND WARRANTIES AS TO STARBASE.

                           StarBase hereby represents and warrants to Sellers as
follows:

               3.1 Organization, Standing and Power. StarBase is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as presently conducted by it.

               3.2 Capitalization. The authorized capital stock of StarBase consists of 80,000,000 shares of common stock, $.01 par value (the "StarBase Common Stock") and 10,000,000 shares of blanket preferred stock, par value of $.01 per share. As of February 29, 2000: (1) 42,402,314 shares of StarBase Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (2) 9,119,869 shares of StarBase Common Stock are reserved for future issuance upon exercise of options granted by StarBase; and (3) 251,519 shares of StarBase Stock are reserved for future issuance upon exercise of warrants granted by StarBase.

               3.3 Purchase Consideration. The StarBase Common Stock, when issued and delivered in accordance with the terms and provisions of this Agreement, will be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable federal and state securities laws.

               3.4 Authority.

                  (a) The execution and delivery by StarBase of this Agreement and of each agreement, document and instrument to be executed and delivered by StarBase pursuant hereto (the "StarBase Documents"), the performance by StarBase of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by its Board of Directors and no other corporate proceedings on the part of StarBase (or its stockholders) are necessary to authorize the execution and delivery of this Agreement by StarBase or the consummation of the transactions contemplated hereby.

                  (b) This Agreement is, and when executed and delivered by StarBase, the StarBase Documents to be executed and delivered by StarBase pursuant hereto will be, the valid and binding obligation of StarBase, enforceable in accordance with their respective terms, subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to, limiting or affecting the enforcement of creditors' rights generally and general principles of equity that may limit the enforceability of the remedies, covenants or other provisions of this Agreement or the StarBase Documents and the availability of injunctive relief or other equitable remedies.

               3.5 Securities and Exchange Commission Filings; Financials.

                  (a) Since January 1, 1998, StarBase has timely filed on EDGAR all forms, reports, statements and documents required to be filed with the SEC (collectively, the "StarBase SEC Reports"), each of which has complied in form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, each as in effect on the date so filed.

                  (b) Each of the financial statements contained in the StarBase SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may otherwise be indicated in the notes thereto) and each presents fairly, in all material respects, the financial position of StarBase as at the respective dates thereof and the results of its operations and cash flow position for the periods indicated.

               3.6 Full Disclosure. The information furnished by StarBase to each Seller or its representatives in connection with this Agreement (including, without limitation, the information contained in the StarBase SEC Reports, as the same may have been updated by filings by StarBase with the Securities and Exchange Commission after the date hereof but prior to the Closing), when taken together, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made or information so delivered, in light of the circumstances under which they were made, not misleading.

            4. COVENANTS.

               4.1 Cooperation/Further Assurances.

                  (a) Each of the parties hereto hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement.

                  (b) Each of the parties hereto hereby further agrees to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents as may be required by this Agreement and as StarBase may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

               4.2 Registration Statement; Rule 144 Reporting.

                  (a) StarBase will use its reasonable best efforts to register all shares issued to the Sellers with the SEC as quickly as possible following July 15, 2000. All registration obligations of StarBase under this Agreement are limited to registrations permitted on Form S-3, if available. All registration expenses, including, without limitation, all registration and filing fees, printing expenses, reasonable fees and disbursements of a single special counsel for the Sellers, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration, shall be paid by StarBase. Each Seller shall pay all underwriting discounts and selling commissions applicable to the sale of his shares pursuant to any such registration.

                  (b) With a view to making available to the Sellers the benefits of certain rules and regulations of the SEC which may permit the sale of the shares of StarBase Common Stock acquired under this Agreement to the public without registration, StarBase agrees to use its reasonable best efforts to:

                     (i) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act; and

                     (ii) File with the SEC, in a timely manner, all reports and other documents required of StarBase under the Exchange Act.

               4.3 Premia Subsidiaries' Bank Accounts and Corporate Books and Records. At the Effective Date, certain senior management of StarBase shall be designated or appointed pursuant to applicable law (contractual or otherwise) as "authorized signatories" to execute and deliver on behalf of their respective bank accounts and other institutional or custodial arrangements, together with all rights associated therewith.

               4.4 Employee Options. StarBase, in accordance with its normal procedures and policies for new employees, shall grant to the employees of Premia stock options to purchase an aggregate of 1,700,000 shares of StarBase Common Stock under StarBase's stock option plan, based on their accepting employment with StarBase. These option grants will be subject to the terms and conditions of StarBase's stock option plan as currently in effect. These option shall be in addition to any options granted to the Seller's in their respective Employment Agreements contemplated by this Agreement.

               4.5 401(k) Contribution. StarBase agrees and acknowledges that, prior to the Closing, Premia may make a 1999 401(k) employer match payment of approximately $169,000.

            5. CLOSING CONDITIONS.

               5.1 StarBase's Deliveries. StarBase shall execute and/or deliver, or cause to be executed and delivered to Sellers within five (5) days after the Closing all of the following:

                  (a) Stock certificates representing the StarBase Common Stock, as follows:

               Name                Escrow Shares    Remaining Shares     Total
               ----                -------------    ----------------     -----
               Donald Kinzer             100,733       906,598         1,007,331
               Eric Johnson               40,293       362,640           402,933
               Douglas Root               45,890       413,005           458,895

                  (b) A certified copy of resolutions of StarBase's board of directors authorizing the execution, delivery and performance of this Agreement, the other agreements referenced herein to be executed by StarBase, and the transactions contemplated hereby and thereby.

                  (c) Employment Agreement with each of the Sellers.

                  (d) Noncompetition Agreement with each of the Sellers.

                  (e) Escrow Agreement among StarBase, the Sellers and Greater Bay Trust Company.

                  (f) Omitted.

                  (g) Opinion of counsel from Counsel to StarBase in form approved by the Sellers.

                  (h) Without limitation by specific enumeration of the foregoing, all other documents reasonably required to consummate the transactions contemplated herein.

               5.2 Sellers' Deliveries. Sellers shall deliver to StarBase within five (5) days after the Closing, and shall execute and/or delivery to StarBase the following:

                  (a) Stock certificates representing 1,002,000 shares of Common Stock of Premia, duly endorsed in blank and accompanied by duly executed in-blank stock transfer powers.

                  (b) A Certificate of Good Standing for the Company issued by the Secretary of State of Oregon, and by the Secretary of State of each state in which the company is qualified to transact business, such certificates to be issued at a date not earlier than seven (7) days prior to the Closing Date.

                  (c) A Tax Clearance Certificate for the Company issued by the Oregon Department of Revenue, and by the taxing authority of each state in which the company does business, evidencing the filing of all tax reports and the payment in full by the Company of income, sales and use taxes imposed by such states as of the date of the applicable tax good standing certificate.

                  (d) The stock books, stock ledgers, minute books for the Company; and

                  (e) A Secretary's Certificate certifying as to a true and correct copy of the Articles and Bylaws of Premia.

                  (f) All necessary consents, approvals and estoppel letters or acceptable alternate arrangements with respect thereto.

                  (g) A certified copy of resolutions of Premia's board of directors authorizing the execution, delivery and performance of this Agreement, the other agreements referenced herein to be executed by Premia, and the transactions contemplated hereby and thereby.

                  (h) Employment Agreement from each of the Sellers.

                  (i) Noncompetition Agreement from each of the Sellers.

                  (j) Opinion of counsel from Counsel to Sellers in form approved by StarBase.

                  (k) Omitted.

                  (l) Escrow Agreement among the Company, the Sellers and Greater Bay Trust Company.

                  (m) Without limitation by specific enumeration of the foregoing, all other documents reasonably required to consummate the transactions contemplated herein.

               5.3 Effect of Non-Delivery. Notwithstanding anything herein to the contrary, no party shall have the right to unwind this transaction as a result of a late delivery of any item under this Agreement.

            6. INDEMNIFICATION PROVISIONS.

               6.1 Survival; Right to Indemnification Not Affected By Knowledge. All representations, warranties, covenants, and obligations of Sellers or Premia in this Agreement, the Disclosure Letter, and any certificate or document delivered pursuant to this Agreement will survive the Closing for a period of the earlier of twelve (12) months or the date of the issuance of the combined audited financial statements of Premia and StarBase. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, by StarBase with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver by Starbase of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations. Anything in this Section 6 to the contrary notwithstanding, no claim may be asserted nor any action commenced against any party to this Agreement for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party, describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in this Section, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

               6.2 Indemnification and Payment of Damages By Sellers. Sellers, jointly and severally, will indemnify and hold harmless Starbase and its representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons" ) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with any breach of any representation, warranty, covenant, or obligation made by Premia or Sellers in this Agreement, the Disclosure Letter, or any other certificate or document delivered by Premia or Sellers pursuant to this Agreement.

               6.3 Indemnification and Payment of Damages by StarBase. StarBase will indemnify and hold harmless each Seller and its representatives, stockholders, controlling persons, and affiliates (collectively, the "Seller Indemnified Persons") for, and will pay to the Seller Indemnified Persons the amount of any Damages, arising, directly or indirectly, from or in connection with any breach of any representation, warranty, covenant, or obligation made by StarBase in this Agreement, or any other certificate or document delivered by StarBase pursuant to this Agreement. The indemnification period applicable to StarBase for indemnification to Sellers shall terminate on the same date provided in the first sentence of Section 6.1 as it applies to the Sellers for indemnification to StarBase.

               6.4 Limitations on Amount.

                  (a) Sellers will have no liability under this Section 6 until the total of all Damages with respect to such matters exceeds $25,000, after which StarBase may recover the amount of damages from the first dollar of damages incurred by StarBase and/or Premia. The total amount of indemnification permitted under this Section 6 shall be limited to $7.5 million.

                  (b) StarBase will have no liability under this Section 6 until the total of all Damages with respect to such matters exceeds $25,000, after which the Sellers may recover the amount of damages from the first dollar of damages incurred by any Seller. The total amount of indemnification permitted under this Section 6 shall be limited to $7.5 million.

               6.5 Procedure for Indemnification - Third-Party Claims.

                  (a) Promptly after receipt by a Seller Indemnified Person or a StarBase Indemnified Person, as the case may be, (an "Indemnified Party") of notice of any Threatened Proceeding against it or the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice. A claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future. For purposes of this agreement, "Proceeding" shall mean Any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator.

                  (b) If any Proceeding referred to in Section 6.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), unless the claim involves Taxes, to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 6 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
(i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of any law, regulation or statute or any violation of the rights of any person or entity and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

                  (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

               6.6 Procedure for Indemnification Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

               6.7 Exclusive Remedy. Each of the Sellers, StarBase and Premia, hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims arising in connection with the termination of this Agreement or claims based solely upon fraud) relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 6. In furtherance of the foregoing, each of the Sellers, StarBase and Premia hereby waives, to the fullest extent permitted under applicable law (except as provided above), any and all rights, claims and causes of action it may have against the other party hereto arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

            7. GENERAL PROVISIONS.

               7.1 Broker. Each of the parties hereto represents and warrants to the other parties that no broker or finder was engaged or dealt with in connection with any of the transactions contemplated by this Agreement, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for broker's fees, finder's fees, commissions or like payments.

               7.2 Publicity. StarBase and Premia shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to the contents of this Agreement or the transactions contemplated hereby, and none of the parties hereto shall issue any such press release or make any such public statement prior to having such consultation and using the best efforts to obtaining the consent of the other parties hereto, except as may be required by law or applicable stock exchange or NASDAQ regulations. It is understood that this Section 7.2 shall not restrict any party's ability to communicate with its employees with respect to this transaction and its effects upon them.

               7.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date received. Notices shall be either delivered personally, deposited with courier, sent by telecopy, or mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):



If to StarBase :                    StarBase Corporate
                                    4 Hutton Drive, Suite 800
                                    Santa Ana, CA 92707
                                    Attn: Doug Norman
                                    Fax: (714) 445-4482

with a copy to:                     Arter & Hadden, LLP
                                    5 Park Plaza, Suite 1000
                                    Irvine, California 92614
                                    Attn: Christopher J. Kilpatrick, Esq.
                                    Fax: (949) 252-7500

If to Premia or the Sellers:
                                    Don K. Kinzer: 9355 SW 166th Ave.,
                                    Beaverton, OR 97007 Eric L. Johnson: 14130
                                    SW Fern St., Tigard, OR 97223 Douglas W.
                                    Root: 6401 Meridian Way, Tualatin, OR 97068

with a copy to:
                                    Perkins Coie LLP
                                    1211 SW Fifth Avenue, 15th Flr.
                                    Portland, Oregon 92709
                                    Attn:  Patrick J. Simpson, Esq.

               7.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

               7.5 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

               7.6 Definition of Knowledge. As used in this Agreement, "knowledge" with respect to Sellers or Premia shall mean the knowledge, after due inquiry, of the officers and directors of Premia.

               7.7 Entire Agreement. This Agreement and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements, representations and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

               7.8 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               7.9 No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties, provided that the rights, but not the obligations, of StarBase hereunder may be assigned to a wholly-owned subsidiary of StarBase. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

               7.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to its choice of law principles.

               7.11 Fees and Expenses. StarBase, on the one hand, and Sellers, on the other hand, shall be responsible for, and shall pay, the fees and expenses incurred by each of StarBase, and Sellers, respectively, in connection with the transactions contemplated by this Agreement.

               7.12 Headings. The headings contained are for convenience of reference only and shall in no way be deemed to limit or affect the meaning or interpretation of any of the terms or provisions hereof.

               7.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

               7.14 Attorney-Client Privilege. StarBase and Premia each agrees and acknowledges that the attorney-client privilege applicable to the legal counsel and representation received by Premia prior to the Closing Date will be preserved by the Sellers. In this regard, StarBase and Premia each agrees and acknowledges that the legal counsel and representation provided to Premia prior to the Closing Date was provided to the Sellers as shareholders of a closely-held corporation. StarBase and Premia each agrees not to challenge the assertion of attorney-client privilege with respect to the legal counsel and representation of Premia prior to the Closing Date.

                  IN WITNESS WHEREOF, each of the parties hereto, have caused this Agreement to be executed as of the date first written above.

                                 STARBASE CORPORATION

                                 By: /s/ Donald R. Farrow
                                     ------------------------------
                                     Name: Donald R. Farrow
                                     ------------------------------
                                     Title: EVP, Administration
                                     ------------------------------

                                 PREMIA CORPORATION

                                 By: /s/ Donald Kinzer
                                     ------------------------------
                                     Name: Donald Kinzer
                                     ------------------------------
                                     Title: President
                                     ------------------------------

                                 /s/ Donald Kinzer
                                 ----------------------------------
                                 Donald Kinzer


                                 /s/ Eric Johnson
                                 ----------------------------------
                                 Eric Johnson


                                 /s/ Douglas Root
                                 ---------------------------------
                                 Douglas Root